EXHIBIT 15

November 4, 2019

US Ecology, Inc.

101 S. Capitol Blvd. Suite #1000

Boise, Idaho 83702

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of US Ecology, Inc. and subsidiaries for the three-month and nine-month periods ended September 30, 2019 and 2018, as indicated in our report dated November 4, 2019; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, is incorporated by reference in Registration Statement No. 333-234424 on Form S-8 filed by US Ecology, Inc. and Registration Statement No. 333-232930 on Form S-4 filed by US Ecology Parent, Inc.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Boise, Idaho